SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. [ ])

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

VUZIX CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

VUZIX CORPORATION

25 Hendrix Road,

West Henrietta, New York 14586

(585) 359-5900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 17, 2025

Dear Stockholder:

You are cordially invited to attend the Annual Meeting (the “Annual Meeting” or the “Meeting”) of stockholders of Vuzix Corporation. The Meeting will be held on June 17, 2025, at 10:30 a.m. (eastern time) at the DoubleTree by Hilton located at 1111 Jefferson Road, Rochester, New York 14623, for the following purposes:

1.	To elect five (5) directors to serve until the 2026 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection of Freed Maxick P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2025.

3.	To conduct an advisory vote on executive compensation.

4.	To conduct an advisory vote on the frequency of future advisory votes on executive compensation.

5.	To approve an amendment to our certificate of incorporation to increase our authorized shares of common stock from 100,000,000 to 200,000,000.

6.	To approve the grant of 594,056 restricted stock units (or RSUs) to executive officers and other employees of the Company under the Company’s 2023 Equity Incentive Plan, including 291,878 RSUs to Paul Travers, the Company’s chief executive officer, and 118,211 RSUs to Grant Russell, the Company’s chief financial officer and concurrent cancellation of 5,089,500 options previously granted to such officers and others.

7.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The record date for the annual meeting is April 21, 2025. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. Our transfer books will not be closed.

By Order of the Board of Directors

/s/ Eric Black
Eric Black
Corporate Secretary

Dated:	April 28, 2025
West Henrietta, New York

You are cordially invited to attend in person. We are furnishing proxy materials to some of our stockholders via the Internet and by mailing a Notice of Internet Availability of Proxy Materials, rather than mailing or emailing copies of those materials. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote via the Internet, mobile device, or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

VUZIX CORPORATION

25 Hendrix Road

West Henrietta, New York 14586

(585) 359-5900

PROXY STATEMENT

FOR 2025 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Vuzix Corporation (“Vuzix”, the “Company”, “we”, “our”, or “us”) in connection with the Annual Meeting of stockholders of the Company to be held on June 17, 2025 at 10:30 a.m., Eastern Time, in person at the DoubleTree by Hilton located at 1111 Jefferson Road, Rochester, New York 14623 (the “Annual Meeting” or the “Meeting”). A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission ("SEC") is available without charge upon written request to the Company's Secretary at the Company's corporate offices, or from the SEC's website at www.sec.gov.

You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. Please note you will need your 16-digit control number included on your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The in-person meeting will begin promptly at 10:30 a.m., Eastern Time. We encourage you to attend the meeting prior to the start time leaving ample time for check-in. Please follow the registration instructions as outlined in this proxy statement.

SOLICITATION AND REVOCABILITY OF PROXIES

The enclosed proxy for the Annual Meeting is being solicited by the Board of Directors of the Company. Stockholders of record may vote by mail, telephone, or via the Internet. The toll-free telephone number and Internet web site are listed on the enclosed proxy. If you vote by telephone or via the Internet, you do not need to return your proxy card. If you choose to vote by mail, please mark, date, and sign the proxy card, and return it in the enclosed envelope (no postage is necessary if mailed within the United States). Any person giving a proxy may revoke it at any time prior to the exercise thereof by filing with the Secretary of the Company a written revocation or duly executed proxy bearing a later date. The proxy may also be revoked by a stockholder attending the Meeting, withdrawing the proxy, and voting in person.

The expense of preparing, printing, and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers, and regular employees of the Company (who will receive no additional compensation therefore) by means of personal interview, e-mail, telephone, or facsimile. It is anticipated that banks, brokerage houses and other institutions, custodians, nominees, fiduciaries or other record holders will be requested to forward the soliciting material to persons for whom they hold shares and to seek authority for the execution of proxies; in such cases, the Company will reimburse such holders for their charges and expenses.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on April 21, 2025, has been fixed as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting. On that date, there were outstanding and entitled to vote 76,242,415 shares of common stock, each of which is entitled to one vote on each matter at the Annual Meeting.

Pursuant to the Company's bylaws and applicable provisions of the Delaware General Corporation Law, the vote of: (i) holders of a majority of the shares for which votes are cast with respect to each director nominee (not including abstentions), in person, or by properly executed proxy, will be required to elect members to the Board of Directors, (ii) the affirmative vote of a majority of shares of common stock cast on this proposal (including abstentions) will be required to ratify the appointment of the independent auditors, (iii) the advisory vote on executive compensation will not be binding on either the Board of Directors or the Company; however, the Board of Directors and the Company’s Compensation and Human Capital Committee will take into account the outcome of the stockholder votes on this proposal when considering future executive compensation arrangements; (iv) the advisory vote on the frequency of future advisory votes on executive compensation will not be binding on either the Board of Directors or the Company; however, the Board of Directors and the Company’s Compensation and Human Capital Committee will take into account the outcome of the stockholder votes on this proposal when considering the frequency of future advisory votes on executive compensation; (v) the affirmative vote of a majority of outstanding shares of common stock will be required to approve the amendment to our certificate of incorporation to increase our authorized shares of common stock, and (vi) the affirmative vote of a majority of shares of common stock cast on this proposal (including abstentions) will be required to approve the grants of RSUs to executive officers and other employees and concurrent cancellation of previously granted options to such officers and others. See “How many votes are needed to approve each Proposal?”

The presence in person or by properly executed proxy, of the holders of shares of common stock entitled to cast one-third of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. Holders of shares of common stock represented by a properly signed, dated and returned proxy will be treated as present at the Annual Meeting for purposes of determining a quorum. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as votes cast at the Annual Meeting as to any proposal as to which the brokers do not have voting instructions and discretion. These missing votes are known as “broker non-votes.”

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We are sending you this proxy statement and the enclosed proxy card because the Board of Directors of Vuzix Corporation is soliciting your proxy to vote at the 2025 Annual Meeting of Stockholders. We invite you to attend the Annual Meeting and request that you vote on the proposals described in this proxy statement. The Annual Meeting will be held on June 17, 2025, at 10:30 a.m. Eastern Time. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, date, sign and return the enclosed proxy card by mail, or follow the instructions on the proxy card to vote by telephone or via the Internet.

We are providing this notice proxy statement and the accompanying proxy card on or about April 28, 2025, to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 21, 2025, the record date for the Meeting, will be entitled to vote at the Annual Meeting. As of April 21, 2025, there were 76,242,415 shares of common stock (each entitled to one vote) outstanding.

Stockholder of Record: Shares Registered in Your Name

If on April 21, 2025, your shares of Vuzix Corporation common stock were registered directly in your name with our transfer agent, Computershare Trust Company, you are a stockholder of record. As a stockholder of record, you may vote in person at the Meeting or vote by proxy. If you plan to attend in person, during the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 21, 2025, your shares of Vuzix Corporation common stock were held in an account at a brokerage firm, bank, dealer, or other similar organization, you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Meeting unless you request and obtain a signed letter or other valid proxy from your broker or other agent.

What am I voting on?

There are six matters scheduled for a vote: (i) the election of five (5) directors to serve until the 2026 Annual Meeting of stockholders, (ii) the ratification of the selection of Freed Maxick P.C. as our independent registered public accounting firm for the year ending December 31, 2025, (iii) the advisory vote on executive compensation, (iv) the advisory vote on the frequency of future advisory votes on executive compensation, (v) approval of an amendment to our certificate of incorporation to increase our authorized shares of common stock to 200,000,000, and (vi) approval of the grant of 594,056 new RSUs to executive officer and other employees of the Company and the cancellation of the prior March 17, 2021 LTIP. Our Board of Directors does not intend to bring any other matters before the Meeting and is not aware of anyone else who will submit any other matters for which a vote will be required. However, if any other matters properly come before the Annual Meeting, the people named on the proxy card, or their substitutes, will be authorized to vote on those matters in their own judgment.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 21, 2025.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least one-third of the outstanding shares of common stock entitled to vote are present at the meeting. Your shares are counted as present at the meeting if:

●	You are present and vote in person at the meeting;

●	You have properly submitted a proxy card; or

●	You have voted via the Internet or by telephone.

Your shares will be counted towards the quorum only if you submit a valid proxy card, have voted via the Internet, have voted via telephone, or vote in-person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How do I vote?

The procedures for voting are set forth below:

Stockholder of Record: Shares Registered in Your Name

●	If you are a stockholder of record, you will be able to vote your shares in person.

●	Whether or not you plan to attend the meeting in person, we urge you to vote by submitting your proxy card, via the Internet or by telephone to ensure your vote is counted.

●	To vote via the Internet or by telephone, follow the instructions on the enclosed proxy card.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held in street name and you desire to vote in person, you should follow the instructions provided by your bank, broker, or other holder of record to be able to participate in the meeting.

Stockholders as of the close of business on the Record Date may attend the Annual Meeting in person.

How are votes counted?

You may vote “FOR,” “AGAINST,” OR “ABSTAIN” for each nominee for the Board of Directors. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of Freed Maxick P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2025. You may vote “FOR”, “AGAINST” or “ABSTAIN” on the advisory vote on executive compensation. You may vote for “ONE YEAR”, “TWO YEARS,” “THREE YEARS,” or “ABSTAIN” on the advisory vote on frequency of future advisory votes on executive compensation. You may vote “FOR”, “AGAINST” or “ABSTAIN” on approval of the amendment to our certificate of incorporation to increase our authorized shares of common stock. You may vote “FOR”, “AGAINST” or “ABSTAIN” on approval of the grants of RSUs to our executive officers and other employees and concurrent cancellation of previously granted options to such executive officers and others.

If you submit your proxy, vote via the Internet or by telephone but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum.

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, the brokerage firm may still be able to vote your shares with respect to certain “discretionary” (or routine) items, but it will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, for which no instructions are received, the shares will be treated as “broker non-votes”. Shares that constitute broker non-votes will be counted as present at the Annual Meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question. Your broker does not have discretionary authority to vote on the election of members to the Board of Directors, on the advisory vote on executive compensation, on the advisory vote on frequency of future advisory votes on executive compensation, or on approval of the grant of RSUs to our executive officers and other employees, but will have discretionary authority to vote on the proposal relating to the ratification of the selection of the accounting firm and approval of the amendment to our certificate of incorporation to increase our authorized shares of common stock. As a result, if you do not vote your street name shares, your broker has the authority to vote on your behalf with respect to Proposal 2 (the ratification of the selection of the accounting firm) and Proposal 5 (approval of amendment to our certificate of incorporation to increase authorized shares of common stock).

How many votes are needed to approve each Proposal?

●	Proposal 1 - Election of Directors

Director nominees in uncontested director elections (when the number of director nominees does not exceed the number of board seats) are elected by the affirmative vote of the holders of a majority of the votes represented by the shares of common stock cast for this proposal (excluding abstentions) in person or by proxy. This means the number of votes cast “For” a director nominee must exceed the number of votes cast “Against” that nominee. Abstentions and broker non-votes will have no effect.

●	Proposal 2 – Ratification of the selection of Freed Maxick P.C. as the independent registered public accounting firm of the Company for the year ending December 31, 2025.

To be approved, the ratification of the selection of Freed Maxick P.C. as our independent auditors for our 2025 fiscal year, must receive “For” votes from the holders of a majority of shares of common stock cast for this proposal, including abstentions.

●	Proposal 3 – Advisory vote on executive compensation.

The advisory vote on executive compensation (Proposal 3) will not be binding on either the Board of Directors or the Company. However, the Company’s Compensation and Human Capital Committee will take into account the outcome of the stockholder vote on this proposal at the Annual Meeting when considering future executive compensation arrangements. To the extent there is a significant negative vote, we would communicate directly with stockholders to better understand the concerns that influenced the vote. The Board and the Compensation and Human Capital Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs. However, your non-binding advisory votes described in Proposal 3 will not be construed (1) as overruling any decision by the Board of Directors, any Board committee or the Company relating to the compensation of the named executive officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee or the Company.

●	Proposal 4 – Advisory vote on frequency of future advisory votes on executive compensation.

The advisory vote on frequency of future advisory votes on executive compensation (Proposal 4) will not be binding on either the Board of Directors or the Company. However, the Company’s Compensation and Human Capital Committee will take into account the outcome of the stockholder vote on this proposal at the Annual Meeting when considering the frequency of future advisory votes on executive compensation arrangements.

●	Proposal 5 – Approval of amendment to our certificate of incorporation to increase our authorized shares of common stock to 200,000,000.

Approval of the amendment to our certificate of incorporation to increase our authorized shares of common stock will require the vote of the majority of the outstanding shares of common stock. Abstentions will have the effect of a vote against the proposal.

●	Proposal 6 – Approval of the grant of RSUs to our executive officers and other employees along with the cancellation of all unvested options previously granted in the March 17, 2021 LTIP plan.

Approval of the grants of RSUs to our executive officers and other employees, along with the cancellation of all unvested options previously granted in the March 17, 2021 LTIP Plan, will require the vote of the majority of the votes cast, including abstentions. Broker non-votes will have no effect.

Can I change my vote after submitting my proxy, voting via the Internet or by telephone?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of three ways:

●	You may submit another properly completed proxy card with a later date.

●	You may send a written notice that you are revoking your proxy to our Corporate Secretary, Vuzix Corporation, 25 Hendrix Road, West Henrietta, New York, 14586.

●	You may attend the Annual Meeting in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be disclosed in our report on Form 8-K that we will file with the Securities and Exchange Commission (the “SEC”) within four (4) business days after the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, vote your shares via the Internet or by telephone for each proxy card you received to ensure that all of your shares are voted.

Who is paying for this proxy solicitation?

Vuzix Corporation will pay for the entire cost of soliciting proxies. In addition to the proxy materials being provided, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. We will not pay our directors, officers and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

At our annual meeting each year, our Board of Directors submits to stockholders its nominees for election as Directors and its selection of independent auditors for the current fiscal year. In addition, the Board of Directors may submit other matters to the stockholders for action at the Annual Meeting.

Our stockholders also may submit proposals for inclusion in the proxy material. These proposals must meet the stockholder eligibility and other requirements of the SEC, and for these to be considered for inclusion in next year’s proxy materials, you must submit your proposal in writing by December 31, 2025, to our Corporate Secretary, Vuzix Corporation, 25 Hendrix Road, West Henrietta, New York, 14586.

In addition, our bylaws provide that a stockholder may present from the floor a proposal that is not included in the proxy statement if the stockholder delivers written notice to our Corporate Secretary not earlier than 120 days and not later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must set forth the stockholder’s name, address and number of shares of stock they hold, a description of the business to be brought before the Meeting, the reasons for conducting such business at the Annual Meeting, any material interest they have in the proposal, and such other information regarding the proposal as would be required to be included in a proxy statement. We have received no such notice for the 2025 Annual Meeting. For the 2026 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 25 Hendrix Road, West Henrietta, New York, 14586, between February 12, 2026 and March 19, 2026.

Our bylaws also provide that if a stockholder intends to nominate a candidate for election as a member of the Board of Directors, the stockholder must deliver written notice of such intent to our Corporate Secretary. The notice must be delivered not earlier than 120 days and not later than 90 days before the first anniversary of the preceding year’s annual meeting. The notice must set forth with the stockholder’s name and address and number of shares of stock they own, the name and address of the person to be nominated, a description of all arrangements or understandings between such stockholder and each nominee and any other person (naming such person) pursuant to which the nomination is to be made by such stockholder, the nominee’s business address and experience during the past five years, any other directorships held by the nominee, the nominee’s involvement in certain legal proceedings during the past ten years and such other information concerning the nominee as would be required to be included in a proxy statement soliciting proxies for the election of the nominee. In addition, the notice must include the consent of the nominee to serve as a director if elected. We have received no such properly submitted notice for the 2025 Annual Meeting. For the 2026 annual meeting of stockholders, written notice must be delivered to our Corporate Secretary at our principal office, 25 Hendrix Road, West Henrietta, New York 14586, between February 12, 2026 and March 19, 2026.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned as of April 21, 2025, by (i) each person or group as those terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), believed by us to beneficially own more than 5% of our common stock, (ii) each of our executive officers and directors, and (iii) all of our directors and executive officers as a group. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Addresses of Beneficial Owner (1)	Shares Beneficially Owned (2)		Percent of Outstanding Shares Beneficially Owned (3)
Paul Travers	3,799,263	(4)	5.0%
Grant Russell	1,647,228	(5)	2.2%
Edward Kay	453,523		*
Timothy Harned	296,412		*
Paula Whitten-Doolin	127,959		*
Quanta Computer Inc.(6)	7,692,307		10.1%
Directors and executive officers as a group (5 people)	6,309,739		8.3%

*less than 1.0%

(1)	The address for each person, unless otherwise noted, is c/o Vuzix Corporation, 25 Hendrix Road, West Henrietta, New York, 14586.

(2)	We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, under the rules, beneficial ownership includes shares of common stock issuable pursuant to the exercise of stock options or warrants, or that are immediately exercisable or convertible, or that will become exercisable within 60 days after April 21, 2025. These shares are deemed to be outstanding and beneficially owned by the person holding those options, warrants, convertible notes or convertible preferred stock for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	The percentage of shares beneficially owned is based on 76,242,415 shares of our common stock issued and outstanding, as of April 21, 2025.

(4)	Includes (i) 2,863,770 outstanding shares of common stock held by Mr. Travers, (ii) 924,369 shares of common stock issuable upon the exercise of options, and (iii) 11,124 shares of common stock held by Travers Family Trust LLC.

(5)	Represents (i) 1,162,205 shares held by Mr. Russell and his spouse and (ii) 485,023 shares of common stock issuable upon the exercise of options.

(6)	The address of the stockholder is No. 211, Wen Hwa 2nd Rd., Kuei Shan, Tao Yuan 33377, Taiwan, Republic of China.

PROPOSAL 1

ELECTION OF DIRECTORS

The number of directors is established by the Board of Directors. Our Board consists of five members, all of whom have been nominated by the Board for re-election to the Board of Directors at the Annual Meeting.

Thus, at this Annual Meeting, five (5) persons, comprising the entire membership of the Board of Directors, are to be elected. Each elected director will serve until the Company's next annual meeting of stockholders and until a successor is qualified and elected.

The Company anticipates that the accompanying proxy will be voted in favor of the five (5) persons listed below to serve as directors unless the stockholder indicates to the contrary on such proxy. All nominees have consented to serve if elected. We expect that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such nomination will be deemed revoked and the director seat will be vacant until filled by the Board of Directors or vote of the stockholders at a meeting.

For the election of directors, only proxies and ballots, Internet votes or telephone votes, marked “FOR” or “AGAINST” one or more designated nominees are counted to determine the total number of votes cast. Abstentions are excluded entirely and will have no effect on the vote for the election of directors. Directors are elected by a majority of the votes cast. This means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee.

The term of office of each person elected as a director will continue until the next annual meeting or until his or her successor has been elected and qualified, or until the director’s death, resignation or removal.

The Board of Directors considers the nature and breadth of business experience, professional certification, and education in determining qualification as candidates.

The following table is a matrix of director skills, qualifications and demographic backgrounds. The Nominating and Governance Committee regularly evaluates the skills, qualifications, and demographic backgrounds desirable for our Board to best advance our business strategies and serve the interests of all of our stakeholders.

	P. Travers	G. Russell	E. Kay	T. Harned	P. Whitten-Doolin
Independent			✓	✓	✓
Senior Leadership Experience (1)	✓	✓	✓	✓	✓
Industry Experience (2)	✓	✓		✓	✓
Board Experience (3)			✓
Financial Expertise (4)		✓	✓	✓

Age	63	72	69	59	46
Tenure (years)	26	15	8	7	1

Notes:

1.	Senior Leadership Experience – experience as president, CEO or in similar senior executive positions

2.	Industry Experience – experience in the technology sector, including software and hardware

3.	Board Experience – prior or concurrent service on other U.S. public company boards

4.	Financial Expertise – expertise in accounting, auditing, tax, banking, insurance or investments

The names of current directors and director nominees, their ages as of April 21, 2025, and certain information about them, including their business experience during the past five years and their directorships of other publicly-held corporations, are set forth below.

Background of Current Directors and Director Nominees

Paul Travers, age 63, is a co-founder of Vuzix and has served as our President and Chief Executive Officer since 1997 and as a member of our Board of Directors since November 1997. Prior to the formation of Vuzix, Mr. Travers founded both e-Tek Labs, Inc. and Forte Technologies Inc. He has been a driving force behind the development of our products. With more than 30 years’ experience in the consumer electronics field, and 26 years’ experience in the virtual reality and virtual display fields, he is a nationally recognized industry expert. He holds an associate degree in engineering science from Canton, ATC and a Bachelor of Science degree in electrical and computer engineering from Clarkson University. Mr. Travers resides in Honeoye Falls, New York. Mr. Travers’ experience as our founder and Chief Executive Officer qualifies him to serve on our Board of Directors.

Grant Russell, age 72, is a co-founder and has served as our Chief Financial Officer and Executive Vice President since 2000 and as a member of our Board of Directors since April 2009. From 1997 to 2004 Mr. Russell developed and subsequently sold a successful software firm and a new concept computer store and cyber café. In 1984, he co-founded Advanced Gravis Computer (Gravis), which, under his leadership as President, grew to become the world’s largest PC and Macintosh joystick manufacturer with sales of $44 million worldwide and 220 employees. Gravis was listed on NASDAQ and the Toronto Stock Exchange. In September 1996, it was acquired by a US-based Fortune 100 company via a successful public tender offer. Mr. Russell holds a Bachelor of Commerce degree in finance from the University of British Columbia and is both a U.S. Certified Public Accountant and a Canadian Chartered Professional Accountant. Mr. Russell resides in Vancouver, British Columbia, Canada and has a secondary residence in West Henrietta, New York. Mr. Russell’s business executive and financial experience qualifies him to serve on our Board of Directors.

Edward Kay, age 69, has been a director of the Company since April 2016. Mr. Kay is a Certified Public Accountant who spent his 33-year career with PricewaterhouseCoopers LLP (PwC) working with companies in a wide variety of industries, including manufacturing, distribution, software and technology. Mr. Kay served as PwC’s Rochester, NY Office Managing Partner for 13 years from 1999 to 2012 and, for a time, Managing Partner of the firm’s Upstate NY practice and had been the Leader of PwC’s high technology practice in Dallas, TX from 1993 to 1999. Mr. Kay was formerly a Board member, Executive Committee member, and Audit Committee Chair of IEC Electronics (NYSE: IEC) from 2013 to 2015 and is currently on the board of a large private company in the product distribution business and that of a pharmaceutical start-up company. Mr. Kay holds a Bachelor of Science degree in Accounting from Duke University and an MBA-Finance degree from Northewestern University. During Mr. Kay’s tenure at PwC and through his service on other corporate boards, he accumulated extensive experience in financial, securities, and business matters, including significant leadership roles in addressing accounting and auditing matters related to public companies, which make Mr. Kay a financial expert and qualifies him to serve on our Board of Directors.

Timothy Harned, age 59, is an investment banking, corporate development, and financial advisory veteran with more than 30 years of experience in mergers and acquisitions, capital markets, and related activities. Mr. Harned has been a director of the Company since June 2017. Mr. Harned is also a technology specialist with more than 20 years of experience in various technology fields, including communications, mobility, and software, and another ten years working with consumer and industrial companies. He holds an MBA from The Kenan-Flagler Business School at The University of North Carolina at Chapel Hill and a Bachelor’s Degree in English from Kenyon College. He began his career at Lehman Brothers (1987 to 1992) within the mergers and acquisitions group. Upon receiving his Masters in Business Administration in 1994, Mr. Harned went on to serve as a corporate development executive (1994 to 1996) and later joined Banc of America Securities (1996 to 2000) where he became a Managing Director. Mr. Harned subsequently joined Morgan Stanley & Co. (2000 to 2002) where he served as Executive Director focused on mergers and acquisitions and capital markets advisory for technology companies. From 2003 to 2016, Mr. Harned served in leadership positions at several technology-focused financial and strategic advisory boutiques. In 2016, Mr. Harned founded 8Nineteen Advisory, LLC where he served as Managing Partner and CEO while functioning as a strategic C-suite consultant regarding growth matters and providing financial advisory services, with a specialty in mergers and acquisitions and corporate and business development. He led 8Nineteen Advisory from December 2016 until it was acquired by Progress Partners, Inc. in May 2021. Since that time, he has served as Managing Director at Progress Partners in their Boston headquarters. Over his career, Mr. Harned has led strategic transactions for both Fortune 500 companies as well as earlier stage high growth enterprises. In addition, he has successfully completed multiple cross-border transactions for U.S. acquirers entering the markets of both established and developing countries. Mr. Harned' s capital markets, corporate development, mergers and acquisitions, and strategic and financial advisory experience in the technology and consumer fields qualifies him to serve on our Board of Directors.

Paula Whitten-Doolin, age 46, has frequently served as a strategic thought-partner for business and has worked to establish strong governance processes in her past three roles. She is respected for her integrity and ability to make tough decisions when called upon to do so. Ms. Whitten-Doolin is currently the General Counsel of Houston First Corporation, a local government corporation operating in the real-estate and hospitality sectors in Houston, Texas. She also serves as a strategic advisor to Cemivita, Inc., a privately held renewable fuels and chemical company, as well as on the Board, Finance, and Audit committees for the Houston Ballet. From early 2021 until August of 2023, as the General Counsel of Ideanomics, a multinational eV company, Paula oversaw the legal, human resources, and environmental, social, and governance departments. Paula led her teams as the organization went through significant changes and major challenges, including an SEC investigation, the acquisition and divestiture of subsidiaries, and multiple capital raises. From March of 2019 until March of 2022, as the Head of Legal, Americas for Neste, Paula served on the boards of four Neste subsidiary companies, including the board of Neste’s largest acquisition in the United States to present, Mahoney Environmental. She successfully built a legal team in the Americas and helped to establish Neste as the pre-eminent sustainable aviation fuel supplier worldwide by negotiating contracts with companies including Delta Airlines, United Airlines, Southwest Airlines, JetBlue, and others. Paula began her career as a litigator at Weil, Gotshal and Manges, LLP in San Francisco. She holds a JD from Northwestern University Pritzker School of Law and a BS from the California Institute of Technology (Caltech). Ms. Doolin’s securities law and capital markets experience, legal expertise, and corporate governance background qualifies her to serve on our Board of Directors.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 1

Our Board of Directors recommend A VOTE FOR THE ELECTION
AS DIRECTORS OF THE NOMINEES LISTED ABOVE

Information Regarding the Board and its Committees

Director Meeting and Attendance

During 2024, our Board of Directors held two (2) in-person and six (6) conference call regular meetings, two (2) additional conference-call meetings and acted two (2) times by unanimous written consent. In addition, the directors considered Company matters and had frequent communication with each other apart from the formal meetings. No Board member attended fewer than 75% of the total Board meetings or of meetings held by all committees on which such member served during 2024.

Board Independence

Our Board of Directors has determined that each of our current directors and director nominees, other than Mr. Travers and Mr. Russell, is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Exchange Act and NASDAQ rules. We believe that we are compliant with the independence criteria for boards of directors under applicable laws and regulations and the NASDAQ Stock Market. The Board has met and may continue to meet independently of management as required.

Board Committees

We have an Audit Committee, a Compensation and Human Capital Committee, a Nominating and Governance Committee and an Acquisition Committee. In January 2024, the Board of Directors determined that the ongoing need for a dedicated Acquisition Committee did not need to be formalized and that such a need could be fulfilled on an ad hoc and informal basis as circumstances would require.

Audit Committee

Our Audit Committee consists of Edward Kay, Timothy Harned, and Paula Whitten-Doolin, each of whom is a non-employee director. Our Board of Directors has determined that each member of our Audit Committee is an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Exchange Act and meets the requirements of financial literacy under SEC rules and regulations and the NASDAQ Stock Market. Mr. Kay is the chairperson of our Audit Committee and is considered an independent director as defined by Rule 10A-3 promulgated by the SEC pursuant to the Exchange Act and meets the requirements of financial literacy under SEC rules and regulations and the NASDAQ Stock Market. Mr. Kay serves as our Audit Committee financial expert, as defined under SEC rules. Our Audit Committee met five (5) times during 2024.

Our Audit Committee is responsible for, among other things:

●	selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

●	evaluating the qualifications, performance and independence of our independent auditors;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●	reviewing the adequacy and effectiveness of our internal control policies and procedures;

●	reviewing the adequacy and effectiveness of our cybersecurity, information and technology security, and data privacy programs, procedures, and policies;

●	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

●	preparing the Audit Committee report that the SEC requires in our annual proxy statement.

Our Board of Directors has adopted a written charter for our Audit Committee, which is available on the investor relations section of our website (www.vuzix.com).

Compensation and Human Capital Committee

Our Compensation and Human Capital Committee consists of Paula Whitten-Doolin, Edward Kay and Timothy Harned, each of whom is a non-employee director. Timothy Harned is the chairperson of our Compensation and Human Capital Committee. Our Board of Directors has determined that each member of our Compensation and Human Capital Committee is an independent director as defined under the current rules of the NASDAQ Stock Market. Our Compensation and Human Capital Committee met five (5) times in 2024. Although the committee has expanded its role over the past few years.

Our Compensation and Human Capital Committee is responsible for, among other things:

●	reviewing and approving compensation of our executive officers including annual base salary, annual incentive bonuses, specific goals, equity compensation, employment agreements, severance and change-in-control arrangements, and any other benefits, compensation or arrangements;

●	reviewing and recommending compensation goals, bonus, and stock compensation criteria for our employees;

●	working with Senior Management on executive professional development and succession planning;

●	reviewing and working with management on strategies and policies related to Vuzix’ human capital management function, and talent management;

●	preparing any Compensation and Human Capital Committee report required by the rules of the SEC to be included in our annual proxy statement; and

●	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our Board of Directors has adopted a written charter for our Compensation and Human Capital Committee, which is available on the investor relations section of our website (www.vuzix.com).

Compensation and Human Capital Committee Interlocks and Insider Participation

During the year ended December 31, 2024, no member of our Compensation and Human Capital Committee was one of our officers or employees. Moreover, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation and Human Capital Committee during 2024.

Nominating and Governance Committee

Our Nominating and Governance Committee consists of Timothy Harned, Paula Whitten-Doolin and Edward Kay, each of whom is a non-employee member of our Board of Directors. Paula Whitten-Doolin is the chairperson of our Nominating and Governance Committee. Our Board of Directors has determined that each member of our Nominating and Governance Committee is an independent director as defined under the rules of the NASDAQ Stock Market. Our Nominating and Governance Committee met four (4) times in 2024.

Our Nominating and Governance Committee is responsible for, among other things:

●	presenting a list of individuals recommended for nomination for election to the Board of Directors at the annual meeting of stockholders;

●	reviewing the composition of each committee and present recommendations for committee membership to the Board of Directors as needed;

●	establishing and reviewing on an annual basis the Nominating and Governance Committee’s policy with regard to the consideration of any director candidates recommended by the Company’s stockholders, including the procedures to be followed by the Company’s stockholders in submitting such recommendations;

●	evaluating and reporting to the Board on the performance and effectiveness of the Board to facilitate the directors fulfilling their responsibilities in a manner that serves the interests of the Company’s stockholders; and

●	developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to the Company.

Our Board of Directors has adopted a written charter for our Nominating and Governance Committee, which is available on the investor relations section of our website (www.vuzix.com).

Nominating Process

The process followed by the Nominating and Governance Committee to identify and evaluate candidates includes requests to Board members, the chief executive officer, and others for recommendations, meeting from time to time to evaluate any biographical information and background material relating to potential candidates and their qualifications, and interviews of selected candidates. Nominations of persons for election to our Board of Directors may be made at a meeting of stockholders only (i) by or at the direction of the Board or (ii) by any stockholder who has complied with the notice procedures set forth in our bylaws and in the section entitled “Questions and Answers About This Proxy Material and Voting – When are stockholder proposals due for next year’s annual meeting?” In addition, stockholders who wish to recommend a prospective nominee for the Nominating and Governance Committee’s consideration should submit the candidate’s name and qualifications to our Corporate Secretary, 25 Hendrix Road, West Henrietta, New York 14586.

In evaluating the suitability of candidates to serve on the Board of Directors, including stockholder nominees, the Nominating and Governance Committee seeks candidates who are independent as defined by the rules of the NASDAQ Stock Market, and who meet certain selection criteria established by the committee. The committee also considers an individual’s skills, character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, and other relevant criteria that may contribute to our success. This evaluation is performed in light of the skill set and other characteristics that would most complement those of the current directors, including the diversity, maturity, skills and experience of the Board of Directors as a whole. The Board seeks the best director candidates based on the skills and characteristics required without regard to race, color, national origin, religion, disability, marital status, age, sexual orientation, gender identity and expression, or any other basis protected by federal, state or local law.

Code of Ethics and Business Conduct

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors. The full text of our code of business conduct and ethics is posted on the investor relations section of our website (www.vuzix.com).

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any legal proceeding in the past ten (10) years that would require disclosure under Item 401(f) of Regulation S-K.

Corporate Governance and Related Matters

Board Leadership Structure

Our Board of Directors is responsible for the selection of the Chairman of the Board and the Chief Executive Officer. Our Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman should be separate and, if they are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, our Chief Executive Officer acts as Chairman. Our Board believes that Paul Travers, our founder and Chief Executive Officer, is best suited to act as Chairman of the Board because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed and considered by the Board.

Our Board believes that the most effective board structure is one that emphasizes board independence and ensures that the Board’s deliberations are not dominated by management. Three of our five current directors qualify as independent directors as defined under NASDAQ rules and regulations. Each of our standing Board committees is comprised of only independent directors, including our Nominating and Governance Committee, which is charged with evaluating and reporting to the Board on the performance and effectiveness of the Board, as necessary.

In 2022, we established the role of Lead Independent Director, who is elected by the Board of Directors annually. The current lead independent Director is Edward Kay. The Lead Independent Director is responsible for, among other things:

●	Presiding at all meetings of the Board of Directors at which the Chairman is not present, and at all Executive Sessions of Board meetings;

●	Presiding at all meetings of the independent directors;

●	Calling meetings of the independent directors;

●	Serving as the principal liaison between the Chairman and the independent directors relative to all substantive discussions. While this role is not intended to impede in any way the degree and/or frequency of any direct communications between the Chairman and other independent directors, it is expected that any substantive discussions that take place between the other independent directors and Chairman will be communicated on a timely basis by the independent director(s) to the Lead Independent Director, and vice versa;

●	Communicating, on behalf of the Independent Directors and Compensation and Human Capital Committee, the Board evaluation of the CEO’s performance;

●	Guiding and assessing all information sent to the Board of Directors, including the quality, quantity, appropriateness, and timeliness of such information;

●	Assisting the Chairman in the construct of meeting agendas;

●	Helping establish the frequency of Board of Directors meetings and meeting schedules, ensuring there is sufficient time for adequate discussion of all agenda items;

●	Recommending to the Nominating and Governance Committee and to the Chairman, selections for membership and chair for each Board Committee, though such recommendations are not necessarily binding in nature;

●	Interviewing, along with the chair of the Nominating and Governance Committee, all director candidates and making recommendations to the Nominating and Governance Committee;

●	When appropriate, being available for consultation and direct communication with stockholders; and

●	Having the authority to select and retain (or approve, in advance, the selection and retention of) outside counsel, advisors, and/or consultants who report directly to the Board of Directors on Board-wide issues.

On an annual basis and in consultation with the independent directors, the Lead Independent Director shall review its charter and recommend to the Board of Directors for approval any modifications or changes.

Our Board’s Role in Risk Oversight

Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees includes overseeing the risk management activities of management. Our Board oversees our risk management processes directly and through its committees. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, cybersecurity, and compliance with legal and regulatory requirements, and discusses policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled. The Compensation and Human Capital Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and talent management. The Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, and succession planning for our directors.

Communications with the Board of Directors

Stockholders and other parties may communicate directly with the Board of Directors or the relevant board member by addressing communications to:

Vuzix Corporation

c/o Corporate Secretary

25 Hendrix Road,

West Henrietta, New York 14586

All stockholder correspondence will be compiled by our corporate secretary and forwarded as appropriate.

Director Attendance at Annual Meetings

We have scheduled a Board of Directors meeting in conjunction with our Annual Meeting of Stockholders. While we do not have a formal policy regarding attendance at annual meetings, as a general matter, we expect that the directors will attend the annual meeting. All of our directors attended our 2024 Annual Meeting in-person.

PROPOSAL 2

RATIFICATION OF THE SELECTION OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024

The Audit Committee has selected the accounting firm of Freed Maxick P.C. (“Freed Maxick”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2025. Freed Maxick has served as the Company’s independent registered public accounting firm since October 2014 and is considered by the Audit Committee, the Board of Directors, and management of the Company to be qualified.

The stockholders are being asked to ratify the Audit Committee’s appointment of Freed Maxick P.C. for the year ending December 31, 2025. If the stockholders fail to ratify this appointment, the Audit Committee may, but will not be required to, reconsider whether to retain that firm. If the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. A representative of Freed Maxick, CPAs, P.C. will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fees Paid to Freed Maxick CPA s, P.C.

The following table shows the fees that were billed by Freed Maxick P.C. to the Company for professional services rendered in 2024 and 2023.

	2024	2023
Audit Fees (1)	$354,600	$562,250
Tax Fees (2)	65,485	57,450
All Other Fees	—	—
Total Freed Maxick P.C. Fees	$420,085	$619,700

(1) Audit fees primarily represent amounts billed for the audit of our annual consolidated financial statements for such respective fiscal year, quarterly reviews of our consolidated financial statements, comfort letters related to our ATM offering, and SEC registration statements.

(2) Professional services billed for tax compliance and planning.

Pre-Approval of Fees by Audit Committee

In accordance with applicable laws, rules and regulations, our Audit Committee charter and pre-approval policies established by the Audit Committee require that the Audit Committee review and approve in advance all audit and permitted non-audit services provided to us by our independent registered public accounting firm. The services performed by, and the fees to be paid to, Freed Maxick P.C. in 2024 and 2023 were approved by the Audit Committee.

Independence Analysis by Audit Committee

The Audit Committee has considered whether the provision of the services described above was compatible with maintaining the independence of Freed Maxick P.C. and determined that the provision of such services was compatible with such firm’s independence. For 2024 and 2023, Freed Maxick P.C. provided no services other than those services described above.

Required Vote

The affirmative vote of the holders of a majority of the shares of common stock cast on the matter is needed to ratify the appointment of Freed Maxick P.C. as our independent registered public accounting firm for the year ending December 31, 2025. An abstention will have the same legal effect as a vote against the ratification of Freed Maxick P.C.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 2:

Our Board of Directors recommendS that the

stockholders vote FOR ratification of the appointment of FREED MAXICK CPAS,

P.C. as our independent registered public accounting firm

for the year ending December 31, 2025.

AUDIT COMMITTEE REPORT

Membership and Role of Audit Committee

The Audit Committee of our Board of Directors is responsible for providing independent, objective oversight and review of our accounting functions, internal controls and financial reporting process. Currently, the Audit Committee is comprised of Edward Kay, Timothy Harned and Paula Whitten-Doolin. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors in December 2009, as subsequently amended, which may be found on the investor relations section of our website (www.vuzix.com) under the “Investors-Corporate Governance” section. We believe that each of the members of the Audit Committee is independent as defined by applicable laws and regulations.

Management has the primary responsibility for the financial statements and the reporting process, including our system of internal controls, cybersecurity, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants are responsible for performing an independent audit of those financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors. Two of the three members of the Audit Committee are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management and the independent auditors. Edward Kay, a Certified Public Accountant, is chair of the Audit Committee.

Review of our Audited Financial Statements

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K with management and discussed the quality and acceptability of our accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in our financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the committee under the standards of the PCAOB, including Auditing Standard 1301 (Communications with Audit Committees). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and us, including the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), which were submitted to us, and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.

In reliance on these reviews and discussions, the Audit Committee recommended to our Board of Directors (and our Board has approved) that our audited financial statements for the year ended December 31, 2024 be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.

The Audit Committee selects the Company’s independent registered public accounting firm annually and has submitted such selection for the year ending December 31, 2025 for ratification by stockholders at the Company’s Annual Meeting.

The Audit Committee currently consists of Mr. Kay (Chairperson), Mr. Harned and Ms. Whitten-Doolin.

The material in this report is not deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

COMPENSATION AND OTHER INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS AND DIRECTORS

Named Executive Officers

This proxy statement contains information about the compensation paid to our Named Executive Officers (“NEOs”) during 2024. For 2024, we determined that the following officers were our named executive officers for purposes of this proxy statement:

●	Paul Travers - Chief Executive Officer and President
●	Grant Russell - Chief Financial Officer and Executive Vice President
●	Peter Jameson - Chief Operating Officer

Biographical information regarding Mr. Travers and Mr. Russell is provided under Proposal No. 1 above.

Peter Jameson was named Chief Operating Officer (COO) of Vuzix in January 2022, having served as General Manager since joining the Company in January 2021. Mr. Jameson resigned as our chief operating officer in March 2025 for health reasons.

Clawback Policy

In 2022, we adopted a more comprehensive Clawback policy, which builds upon the policy that we had established in 2018. In 2023, we updated the policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related listing standards of the NASDAQ stock exchange. The updated Clawback policy meets the current SEC and NASDAQ mandatory requirements and provides additional discretionary protections against fraud and misconduct that can result in financial or significant reputational harm to the Company regardless of whether it is in conjunction with a restatement. This enhanced section of the policy applies to all current and former Section 16 Officers and includes potential recovery of any incentive compensation paid or awarded to or earned by such Officers (including annual incentive cash, stock options, restricted stock units, and any other equity awards).

Hedging and Pledging Policy

In 2022, we expanded elements of our Hedging/Pledging policy to ensure all components meet industry best practices. Under the terms of our revised insider trading policy, Reporting Insiders (defined below) of the Company may not engage in hedging transactions involving Vuzix securities, such as forward sale or purchase contracts, equity swaps, collars or exchange funds. Such activities may put the personal gain of an insider in conflict with the interests of the Company and its stockholders. Insiders include Company directors, officers, employees, consultants, distributors, salespersons, agents or other people who receive or have access to Material Nonpublic Information regarding the Company and members of their immediate families or households (“Reporting Insiders”).

Similarly, no Reporting Insider may hold Company securities in a margin account or directly pledge Company securities as collateral for a loan. Margin or foreclosure sales may occur at a time when the Insider is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities.

Prohibition Against Speculating and Certain Equity Transactions

Investing in the Company’s securities provides an opportunity to share in its future growth. Investment in the Company and sharing in its growth, however, are inconsistent with speculation based on short-term fluctuations in the market price of the Company’s securities. Such activities may put the personal gain of an Insider in conflict with the interests of the Company and its stockholders.

Consequently, no Insider may trade in options, warrants, puts and calls or similar derivative instruments based on the Company’s securities or buy the Company’s securities with the intention of quickly reselling them or sell the Company’s securities “short.” Any sale by a Reporting Insider of the Company’s securities that have not been held for investment for a period of at least 90 days shall be deemed to be speculative for the purpose of this paragraph. In addition, Insiders may not buy the Company’s securities on margin.

The Company also maintains a “blackout period” during which all Reporting Insiders are prohibited from trading in the Company’s securities. This blackout period begins at the close of the market on the 15th day of the third month of each fiscal quarter and ends at the beginning of the third trading day following the date of public disclosure of the financial results for that quarter. The prohibition exists due to the fact that Reporting Insiders often possess Material Nonpublic Information about the expected financial results for the quarter or year during that period. Additionally, the Company may also declare an event-specific blackout period, which would impose a prohibition on trading Company securities for specific Insiders tied to specific material events.

In 2023, the Company updated elements of its Insider Trading Policy, in which our anti-hedging/pledging and other related policies are contained, to comply with the SEC’s new rules on insider trading disclosures and 10b5-1 plans, including by updating the Company’s “blackout period” provision concerning the prohibition of trading Company securities around the release of Material Nonpublic Information.

Other Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1.0 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation and Human Capital Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation and Human Capital Committee retains the discretion to award compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining our executive officers.

Employment and Other Agreements

We typically do not offer employment agreements and the only current employees with such an agreement are our CEO and CFO, both of which were entered into in 2007, and which are still effective.

Our Equity Plan provides for the acceleration of the vesting of all unvested stock options and restricted stock awards in the event of a change-in-control, except for options issued under the March 17, 2021 LTIP, unless the administrator has made appropriate provision for the substitution assumptions, exchange or other continuation of the award pursuant to the Change-of-Control.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning total compensation earned or paid to our named executive officers for 2024 and 2023. More detailed information is presented in the other tables and in the footnotes to the table.

		Salary		Bonus or	Option	Stock	All Other
		Paid		Commission (4)	Awards (5)	Award	Compensation		Total
Name and Principal Position	Year	($)		($)	($)	($)	($)		($)
Paul Travers, President	2024	$376,761	(1)	$21,563	$618,125	$—	$19,979	(6)	$1,036,428
and Chief Executive Officer	2023	575,000	(1)	109,466	—	—	18,652	(6)	703,118

Grant Russell, Chief Financial	2024	$386,872	(2)	$13,736	$306,923	$—	$25,201	(7)	$732,732
Officer and Executive Vice President	2023	457,875	(2)	68,535	—	—	25,301	(7)	551,711

Peter Jameson, Chief Operating Officer	2024	$308,076	(3)	$16,216	$357,938	$—	$11,289	(8)	$693,519
	2023	432,436	(3)	80,909	—	—	9,992	(8)	523,337

(1)	Mr. Travers’s contract provides for an annual salary of $575,000 beginning on January 1, 2021. As part of our salary deferral program in May 2024, Mr. Travers reduced his cash salary by $287,500 in exchange for stock options with a fair market value of $575,000.

(2)	Mr. Russell’s contract provides for an annual salary of $465,750 beginning on July 1, 2023, and it had previously been $450,000 since January 1, 2021. As part of our salary deferral program in May 2024, Mr. Russell reduced his cash salary by $139,725 in exchange for stock options with a fair market value of $279,450.

(3)	Mr. Jameson's base salary was $439,871 beginning on July 1, 2023, and it had previously been $425,000 since January 1, 2022. As part of our salary deferral program in May 2024, Mr. Jameson reduced his cash salary by $162,752 in exchange for stock options with a fair market value of $325,505.

(4)	Messrs. Travers, Russell, and Jameson received cash performance bonuses of $21,563, $13,736, and $16,216, respectively, in 2024 for meeting certain target elements under the management incentive bonus program.

(5)

Messrs. Travers, Russell, and Jameson received 580,808, 282,273, and 328,792, respectively, in stock options in lieu of cash salary for their participation in the Company’s salary deferral program that took effect in May of 2024. The fair market value of the stock options issued was $575,000, $279,450, and $325,505, respectively.

Messers. Travers, Russell, and Jameson received equity performance bonuses of 43,561, 27,751, and 32,761, respectively, in stock options for meeting certain target elements under the management incentive bonus program. The fair market value of the stock options issued was $43,125, $27,473, and $32,433, respectively.

(6)	Consists of amounts paid to Mr. Travers as a car allowance (as per his employment contract) and for health and group life insurance.

(7)	Consists of amounts paid to Mr. Russell in reimbursement for the rental of an automobile in Rochester, New York, and direct travel to and from his primary residence in Vancouver, Canada to Rochester, New York, and for health and group life insurance.

(8)	Consists of amounts paid to Mr. Jameson for health and group life insurance.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that the Company’s stockholders have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named in the Summary Compensation Table above (“named executive officers”). The Company has disclosed the compensation of the named executive officers pursuant to rules adopted by the SEC.

We believe that our compensation policies for the named executive officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company’s stockholders.

This advisory stockholder vote, commonly referred to as a “say-on-pay vote,” gives you as a stockholder the opportunity to approve or not approve the compensation of the named executive officers that is disclosed in this Proxy Statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the stockholders of Vuzix Corporation approve all of the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s 2025 Proxy Statement, as such compensation is disclosed in the Company’s 2025 Proxy Statement pursuant to Item 402 of Regulation S-K, which disclosure includes the Proxy Statement’s Summary Compensation Table and other executive compensation tables and related narrative disclosures.

Although the vote is non-binding, our Board and the Compensation and Human Capital Committee will review the voting results. To the extent there is a significant negative vote, we would communicate directly with stockholders to better understand the concerns that influenced the vote. The Board and the Compensation and Human Capital Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs. However, your non-binding advisory votes described in this Proposal 3 will not be construed: (1) as overruling any decision by the Board of Directors, any Board committee or the Company relating to the compensation of the named executive officers, or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee or the Company.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 3:

Our Board of Directors recommendS the stockholders vote FOR approval of the compensation disclosed in this Proxy Statement of the Company’s NAMED executive officers

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires that the Company’s stockholders have the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its stockholders a non-binding advisory vote (similar to Proposal 3 above) on the compensation disclosed in the Company’s proxy statement of its executive officers who are named in the proxy statement’s summary compensation table for the year in question (the “named executive officers”). By voting on this frequency proposal, stockholders may indicate whether they would prefer that the advisory vote on the compensation of the Company’s named executive officers occur every one, two or three years. Stockholders may also abstain from voting on the proposal.

The Board of Directors has determined that an advisory vote by the Company’s stockholders on executive compensation that occurs every year is the most appropriate alternative for the Company. An annual advisory vote on the compensation of our named executive officers allows us to obtain information on stockholders' views of the compensation of our named executive officers on a more consistent basis. In addition, an annual advisory vote on the compensation of our named executive officers aligns more closely with our objective to engage in regular dialogue with our stockholders on corporate governance matters, including our executive compensation philosophy, policies and programs.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years or three years when you vote in response to this proposal, and you may also abstain from voting on the proposal. Your vote on this proposal is not a vote to approve or disapprove of the recommendation of the Board of Directors but rather is a vote to select one of the options described in the preceding sentence. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory vote on executive compensation that has been recommended by the stockholders. However, because this vote is advisory and not binding on either the Board of Directors or the Company, the Board of Directors may subsequently decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation that differs in frequency from the option that received the highest number of votes from the Company’s stockholders at the Annual Meeting.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 4:

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO CONDUCT AN ADVISORY STOCKHOLDER VOTE EVERY YEAR ON THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS NAMED IN THE PROXY STATEMENT’S SUMMARY COMPENSATION TABLE FOR THAT YEAR.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information concerning exercisable and un-exercisable stock options held by the named executive officers at December 31, 2024.

	Option Awards
			Equity
			Incentive Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option
	Options	Options	Unearned	Exercise	Option
	(#)	(#)	Options	Price	Expiration
Name	Exercisable	Un-exercisable	(#)	($)	Date
Paul Travers (1)	50,000	—	—	1.71	5/6/2030
Paul Travers (2)	250,000	—	3,010,000	19.00	3/17/2031
Paul Travers (4)	624,369	—	—	1.33	04/30/2034
Grant Russell (1)	50,000	—	—	1.71	5/6/2030
Grant Russell (2)	125,000	—	1,625,000	19.00	3/17/2031
Grant Russell (4)	310,023	—	—	1.33	04/30/2034
Peter Jameson(3)	150,000	—	—	18.94	3/17/2031
Peter Jameson(2)	—	—	270,000	19.00	3/17/2031
Peter Jameson (4)	361,553	—	—	1.33	04/30/2034

(1)	These options were granted under our 2014 option plan and became fully vested on May 5, 2024.
(2)	These options were granted under our 2014 option plan and under the Company's LTIP, which went into effect on March 17, 2021. Options awarded under this program vest upon the achievement of reaching certain market equity and performance-based milestones and have an exercise price of $19.00.
(3)	These options were granted under our 2014 option plan and became fully vested on March 16, 2025.
(4)	These options were granted under our 2014 option plan and were related to our salary deferral program in May 2024 where each officer’s cash salary was reduced, and cliff vested on April 30, 2025.

Equity Compensation Plan Information

The Company has adopted the Vuzix 2023 Incentive Stock Plan (the “2023 Plan”).

The purpose of the 2023 Plan is to retain executives and selected employees and consultants and reward them for making contributions to our success. These objectives are accomplished by granting long-term incentive awards thereby providing participants with a proprietary interest in our growth and performance. The plan is administered by our Board of Directors.

The following table summarizes information as of the close of business on December 31, 2024 concerning the 2023 Plan and prior 2014 Plan and the options outstanding.

Plan category	Number of securities to be issued upon exercise of Outstanding options (a)	Weighted- average Exercise price of Outstanding options (b)	Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,367,990	$12.41	1,031,737
Equity compensation plans not approved by security holders	—	—	—
Total	10,367,990	$12.41	1,031,737

Employment Agreements

Paul Travers

On August 1, 2007, we entered into an employment agreement with Paul Travers providing for his continued service as our Chief Executive Officer and President. Effective January 1, 2021, the Compensation and Human Capital Committee increased Mr. Travers’ annual base salary to $575,000; it had previously been $500,000 since May 1, 2017. He is also eligible to receive such periodic, annual or other bonuses as the Board of Directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Travers may be awarded, at the sole discretion of the Board of Directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the Board of Directors in its sole discretion. To the greatest extent permissible under the Internal Revenue Code (the Code) and the regulations thereunder, options granted to Mr. Travers shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to reimburse Mr. Travers for the costs of an automobile at the rate of $750 per month and for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. Mr. Travers is subject to certain restrictive covenants under the agreement, including a covenant not to compete for twenty-four (24) months after his termination for any reason other than by him for good reason or by us without cause and for forty-eight (48) months after his termination if such termination results in our obligation to pay him the change-of-control payment described below.

Grant Russell

On August 1, 2007, we entered into an employment agreement with Grant Russell providing for his continued service as our Chief Financial Officer and Executive Vice President. Effective July 1, 2023, the Compensation and Human Capital Committee increased Mr. Russell’s annual base salary to $465,750; it had previously been $450,000 in 2022 back to May 2017, when it was increased to $425,000 since May 1, 2017. He is also eligible to receive such periodic, annual or other bonuses as the Board of Directors in its sole discretion shall determine and to participate in all bonus plans established for our senior executives. The agreement also provides that Mr. Russell may be awarded, at the sole discretion of the Board of Directors, stock options and other awards under any plan or arrangement for which our senior executives are eligible. The level of his participation in any such plan or arrangement shall be determined by the Board of Directors in its sole discretion. To the greatest extent permissible under the Code and the regulations thereunder, options granted to Mr. Russell shall be incentive stock options within the meaning of Section 422 of the Code. He is also eligible to participate in all employee benefit plans which are generally available to our senior executives and entitled to receive fringe benefits and perquisites comparable to those of our other senior executives.

Under his agreement, we are obligated to either reimburse Mr. Russell for the costs of an automobile at the rate of $750 per month or to bear all expenses associated with his lease of an automobile for his use while in Rochester, New York, to reimburse him for the costs of travel between Rochester, New York, and his primary residence in Vancouver, British Columbia, Canada and to reimburse him for all actual, reasonable and customary expenses incurred in the course of his employment in accordance with our policies as then in effect. We provide Mr. Russell the option to receive a portion of his salary in the form of a housing allowance, at the rate prescribed by the Internal Revenue Service, for the maintenance of a second residence in Rochester, New York. Payment of such allowance is deductible by us for federal income tax purposes in the same manner as cash compensation. Mr. Russell is subject to certain restrictive covenants under the agreement, including a covenant not to compete for twenty-four (24) months after his termination for any reason other than by him for good reason or by us without cause and for forty-eight (48) months after his termination if such termination results in our obligation to pay him the change-of-control payment described below.

Potential Payments upon Termination or Change-in-Control

This section sets forth information regarding compensation and benefits that our CEO and CFO would receive in the event of a change-in-control (as defined in the applicable employment agreement) or in the event of termination of employment under several different circumstances, including: (1) termination by Vuzix for cause (as defined in the applicable employment agreement); (2) a voluntary termination by the NEO; (3) termination of the NEO for good reason (as defined in the applicable employment agreement); (4) involuntary termination by Vuzix without cause; (5) death; or (6) disability (as defined in the applicable employment agreement).

Under the agreements of both Mr. Travers and Mr. Russell: (a) we shall have “cause” to terminate them as a result of their: (i) willfully engaging in conduct which is materially injurious to us; (ii) willful fraud or material dishonesty in connection with their performance as an employee; (iii) deliberate or intentional failure to substantially perform their duties as employees that results in material harm to us; or (iv) conviction for, or plea of nolo contendere to a charge of, or commission of, a felony; (b) they shall have “good reason” to terminate their employment upon: (i) a material diminution during the term of the agreements in their duties, responsibilities, position, office or title; (ii) a breach by us of the compensation and benefits provisions of their agreements; (iii) a material breach by us of any other terms of their agreements; or (iv) the relocation of their principal place of business at our request beyond 30 miles from its current location; and (c) they shall be deemed to be “disabled” if they shall be rendered incapable of performing their duties to us by reason of any medically determined physical or mental impairment that can be expected to result in death or that can reasonably be expected to last for a period of either (i) five or more consecutive months from the first date of their absence due to the disability or (ii) nine months during any 12-month period. Any termination by us for cause or by them for good reason is subject to a 30-day notice period and opportunity to cure.

Under the two employment agreements for our CEO and CFO, “change-of-control” means: (i) the approval by our stockholders, and the completion of the transaction resulting from such approval, of (A) the sale or other disposition of all or substantially all of our assets or (B) our complete liquidation or dissolution; (ii) the sale, in a single transaction or in a series of related transactions, of all or substantially all of the outstanding shares of our capital stock; (iii) the approval by our stockholders, and the completion of the transaction resulting from such approval, of a merger, consolidation, reorganization or similar corporate transaction, whether or not we are the surviving corporation in such transaction, in which the outstanding shares of common stock are converted into (A) shares of stock of another company, other than a conversion into shares of voting common stock of the successor corporation (or a holding company thereof) representing 50% or more of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation or (B) other securities (either ours or those of another company) or cash or other property; (iv) pursuant to an affirmative vote of a holder or holders of 75% of our capital stock of the entitled to vote on such a matter, the removal of a majority of the individuals who are at that time members of the Board of Directors; or (v) the acquisition by any entity or individual of 100% of our capital stock.

The actual amounts that would be payable in such circumstances can only be determined at the date of termination or upon the change-in-control. The amounts included below are based on the following:

●	We have assumed that the termination event occurred effective as of December 31, 2024, the last day of 2024;

●	We have assumed that the value of our common stock was $3.94 per share, the U.S. dollar closing market price of our common stock on December 31, 2024, the last trading day of our common stock, and that all unvested options were exercised on December 31, 2024; and

●	Health benefits are included at the estimated value of continuation of this benefit.

Paul Travers

If Mr. Travers’ employment is terminated (i) by the Company without cause or (ii) by Mr. Travers for good reason or (iii) as a result of disability, Mr. Travers would be entitled to receive:

●	two times his annual base salary, payable in twenty-four (24) equal monthly installments	$1,150,000
●	his annual incentive bonus, payable within 60 days of termination	—
	Total cash compensation upon termination	$1,150,000

If Mr. Travers’ employment is terminated within one year of a change-of-control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change-of-control and ending on the second anniversary thereof, Mr. Travers would be entitled to receive:

●	four times his annual base salary, payable in forty-eight (48) equal monthly installments	$2,300,000
●	his annual incentive bonus, then in effect, payable within 60 days of termination	—
	Total cash compensation upon change-of-control	$2,300,000

Additionally, in either case Mr. Travers would also be entitled to:

●	continuation of medical benefits throughout the 24- or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$21,958 (for 24 months) or $43,917 (for 48 months)
●	any accrued amounts owing to him
●	additionally, in the event any severance payments under those existing agreements become subject in the future to IRS Section 280G excise taxes that lower the net amounts after tax those officers would otherwise receive, then the Company shall gross-up such payments to these “disqualified individuals” (IRS definition) for the 20 percent excess tax if their currently existing severance arrangements are deemed excess parachute payment amounts

If Mr. Travers’ employment is terminated for cause or by Mr. Travers voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

Grant Russell

If Mr. Russell’s employment is terminated (i) by the Company without cause or (ii) by Mr. Russell for good reason or (iii) as a result of disability, Mr. Russell would be entitled to receive:

●	two times his annual base salary, payable in twenty-four (24) equal monthly installments	$931,500
●	his annual incentive bonus, payable within 60 days of termination	—
	Total cash compensation upon termination	$931,500

If Mr. Russell’s employment is terminated within one year of a change-of-control for any reason other than by us for cause, or if he elects to terminate his employment (whether or not for good reason) during the period beginning 121 days after a change of control and ending on the second anniversary thereof, Mr. Russell would be entitled to receive:

●	four times his annual base salary, payable in forty-eight (48) equal monthly installments	$1,863,000
●	his annual incentive bonus, then in effect, payable within 60 days of termination	—
	Total cash compensation upon change-of-control	$1,863,000

Additionally, in either case Mr. Russell would also be entitled to:

●	continuation of medical benefits throughout the 24- or 48-month period during which severance payments are made or until he becomes eligible to receive medical benefits from subsequent employer	$12,772 (for 24 months) or $25,544 (for 48 months)
●	any accrued amounts owing to him
●	additionally, in the event any severance payments under those existing agreements become subject in the future to IRS Section 280G excise taxes that lower the net amounts after tax those officers would otherwise receive, then the Company shall gross-up such payments to these “disqualified individuals” (IRS definition) for the 20 percent excess tax if their currently existing severance arrangements are deemed excess parachute payment amounts

If Mr. Russell’s employment is terminated for cause or by Mr. Russell voluntarily, he will be entitled to receive only any accrued amounts owing him and will forfeit all unvested equity and unearned incentive payments.

CEO Pay Ratio

We are providing the following information about the ratio of our CEO’s total compensation for 2024 to the total compensation of our median compensated employee for 2024 (our ‘‘CEO pay ratio’’) pursuant to Item 402(u) of Regulation S-K. The CEO pay ratio disclosed below represents a reasonable, good faith estimate, calculated in a manner consistent with SEC rules, based upon our payroll and employment records and the methodology described below:

●	CEO total compensation: $1,036,428

●	Median Employee total compensation: $121,289

●	Ratio of CEO to Median Employee: 8.5 to 1

All data included in the calculation is prepared in accordance with the requirements of Item 402(u) of Regulation S-K.

Methodology for Selecting the Median Employee

We prepared a list of all 65 U.S. employees, excluding the CEO and, utilizing the amount of annual base pay of all of our U.S. employees, determined the median employee total compensation. We excluded all non-U.S. employees in our foreign locations from our median calculation as they represent less than 5% of our total full-time employee population. We selected December 31, 2024, as our determination date. The pay ratio is a reasonable estimate calculated based upon rules and guidance provided by the SEC. The SEC rules allow for varying methodologies for companies to identify their median employee total compensation; other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Consequently, the pay ratios reported by other companies are unlikely to be relevant or meaningful for purposes of comparison to our pay ratio as reported here.

Pay Versus Performance

Vuzix is committed to a strong pay and performance culture, and we have designed an executive compensation program where awards are aligned with Company performance and stockholder value. To this end, a significant share of executive pay is at-risk and delivered in the form of incentive compensation. We have worked to enhance this alignment by implementing a more formalized annual incentive plan focused on achieving key financial objectives and successfully completing various strategic milestones and business model drivers.

The new SEC-required Pay versus Performance disclosure below provides a snapshot perspective on pay and performance alignment by evaluating the link between “Compensation Actually Paid,” herein referred to as CAP, as defined by the SEC, and measures of market and financial performance.

Pay versus Performance Table

As a Small Reporting Company (SRC), the following table shows the past two fiscal years’ total compensation for our Named Executive Officers (NEOs) as set forth in the “Summary Compensation Table,” the CAP paid to our NEOs, the Company’s total stockholder return (TSR), and our net income.

2024 Pay vs. Performance Table

Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs	Value of Initial Fixed $100 Investment Based On: TSR	Net Loss
2024	$1,036,428	$4,425,677	$713,126	$2,182,513	$108	$(73,538,157)
2023	$703,118	$(529,922)	$537,524	$51,441	$57	$(50,149,077)

(1) In the table above, our CEO is Paul Travers

(2) The non-CEO NEOs for each applicable year are as follows:

–	2024: Grant Russell and Peter Jameson

–	2023: Grant Russell and Peter Jameson

(3) The SEC rules require that certain adjustments be made to the Summary Compensation Table totals to determine CAP, as reported in the Pay versus Performance table above. The following table details the applicable adjustments that were made to determine CAP:

Relationship Between Compensation Actually Paid (CAP) and Performance Measures

The Pay versus Performance table above and the charts below illustrate the following:

			Equity
Year	Executives	SCT Total	Deduct SCT Stock Awards & Option Awards	Add Year- End Fair Value of Unvested Equity Granted in the Year	Add Year-over- Year Change in Fair Value of Outstanding and Unvested Equity Granted in Prior Years	Add Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Add Year-over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Deduct Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year
2024	CEO	$1,036,428	(618,125)	1,956,797	2,041,102	—	9,474	—
	Non-CEO NEOs (average)	$713,126	(332,431	1,052,373	640,682	—	108,764	—
2023	CEO	$703,118	—	—	(1,205,638)	—	(27,403)	—
	Non-CEO NEOs (average)	$537,524	—	—	(403,766)	—	(81,293)	—

CAP to our CEO and other NEOs has moved in line with our TSR – i.e., declines in our TSR over 2023 and 2024 were paired with declining compensation outcomes during those years. The CAP definition of pay reflects changes in the value of unvested and vested equity, so declines in the value of our stock price were similarly reflected in the value of equity (both unvested and vested) as compared to grant-date Summary Compensation Table values of pay. In 2024 and 2023, the value of outstanding equity held by our NEOs declined and resulted in negative CAP for both our CEO and average NEOs. We would expect that as the market value of Vuzix stock increases, CAP values would also increase given both the equity tie to stock price and the potential impact of positive financial results on incentive payouts.

CAP does not move in line with our net loss or income, as the measure can be volatile year-over-year due to accounting requirements, such as the inclusion of changes in the value of inventories, acquisitions, and related metrics. As such, we use other key measures of financial performance for a growing company, such as revenue, gross margin, and EBITDA margin, in our incentive programs.

Reference Charts

Director Compensation

Employee directors do not receive additional compensation for serving on the Board of Directors beyond the compensation they receive for serving as our officers, as described under “Executive Compensation.”

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. In setting non-employee director compensation levels, the Board considers the amount of time that directors expend in fulfilling their duties as members of our Board and the skill-level we require of members of our Board.

In 2022, Vuzix retained Farient Advisors to provide an overview of market best practices and approach to Director compensation.

After consideration, the Board approved a number of changes, which include the following:

◾	Equity grants (RSUs) to be set based on a fixed dollar value as opposed to number of shares to eliminate volatility in director compensation;

◾	Cash retainers and Chair fees to remain unchanged, but directors are offered the option to receive 0%, 50% or 100% of cash retainers in RSUs;

◾	RSUs will vest annually, one-year following the grant date as opposed to monthly as they had in the past;

◾	A stock ownership policy that requires directors to hold a minimum of 3x the annual cash retainer in Company stock (as outlined in the stock ownership policy section);

◾	A limit on total annual director compensation; and

◾	Appointment of a Lead Independent Director.

Director Compensation Program for 2024 included:

Director Compensation

Compensation Element	2024
Board Cash Retainer	$60,000(1)
Incremental Chair Fees ◾ Lead Independent Director ◾ Audit ◾ All other committees	$15,000 $12,000 $10,000
Equity Grant (shares or RSU FMV)	The equivalent of $100,000 in RSUs
Stock Ownership Requirement	3x base cash retainer
Total Annual Director Compensation Limit	$300,000 (cash and equity)(2)

(1)	Directors can choose to receive RSUs in lieu of cash retainers
(2)	Total annual director compensation limit was reduced from $500,000 in 2021 to $300,000 in 2022

DIRECTOR COMPENSATION — YEAR ENDED DECEMBER 31, 2024

	Fees Paid in	Stock	Stock
	Cash	Options	Awards	Total
Name	($)	($)(1)	($)(2)	($)
Timothy Harned	57,500	—	152,500	210,000
Edward Kay	43,500	174,000	100,000	317,500
Paula Whitten-Doolin	25,000	40,000	128,200	193,200
Azita Arvani	30,000	—	—	30,000
Emily Nagle Green	35,000	—	—	35,000
Raj Rajgopal	30,000	—	—	30,000

(1)	As part of our salary reduction program in 2024, which included director fees, Mr. Kay and Ms. Whitten-Doolin were awarded stock options with a fair market value of $174,000 and $40,000, respectively, on July 1, 2024 in lieu of $87,000 and $20,000, respectively, in cash retainer fees.

(2)

Messrs. Harned, Kay, and Ms. Whitten-Doolin were each awarded 70,922 shares of common stock on June 13, 2024, as part of their annual retainer compensation. The total fair market value of these stock awards was $100,000 each, which was determined by multiplying the number of shares of common stock granted by the closing price of $1.41 of our common stock as listed on NASDAQ on the day prior to grant.

As part of our salary reduction program in 2024, which included director fees, Mr. Harned was awarded 39,474 shares of common stock on July 1, 2024 in lieu of $35,000, in cash retainer fees. The total fair market value of this stock award was $52,500, which was determined by multiplying the number of shares of common stock granted by the closing price of $1.35 of our common stock as listed on NASDAQ on the day prior to grant.

Ms. Whitten-Doolin was awarded 20,000 shares of common stock on June 13, 2024, as part of her onboarding as a new director. The total fair market value of this stock awards was $28,200, which was determined by multiplying the number of shares of common stock granted by the closing price of $1.41 of our common stock as listed on NASDAQ on the day prior to grant.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2023, we have not entered into any transactions in which our directors, executive officers or holders of more than 5% of our capital stock had or will have a direct or indirect material interest. The following transactions do not include compensation, termination and change-in-control arrangements, which are described under “COMPENSATION AND OTHER INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS AND DIRECTORS.” We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements we are obligated to indemnify the indemnitee to the fullest extent permitted by applicable law for all reasonable expenses (including attorneys’ fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by the indemnitee arising out of or connected with the indemnitee’s service as a director or officer and indemnitee’s service in another capacity at our request or direction. We are also obligated to advance all reasonable and actual expenses incurred by the indemnitee in connection with any action, suit, proceeding or appeal with respect to which such indemnitee is entitled to be indemnified upon our receipt of an invoice for such expenses. Our obligation to advance expenses is subject to the indemnitee’s execution, upon our request, of an agreement to repay all such amounts if it is ultimately determined that such indemnitee is not entitled to be indemnified by us under applicable law. If a claim for indemnification under this agreement may not be paid to the indemnitee under applicable law, then in any action in which we are jointly liable with the indemnitee, we are obligated to contribute to the amount of reasonable expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by the indemnitee in proportion to the relative benefits received by us and the indemnitee from the transaction from which such action arose, and our relative fault and that of the indemnitee in connection with the events which resulted in such expenses. The rights of an indemnitee under the form of indemnification agreement are in addition to any other rights that the indemnitee may have under our certificate of incorporation or bylaws, any agreement, or any vote of our stockholders or directors. We are not obligated to make any payment under the form of indemnification agreement to the extent payment is actually made to the indemnitee under an insurance policy or any other method outside of the agreement.

PROPOSAL 5

APPROVAL OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK TO 200,000,000

Our Board of Directors has approved, subject to stockholder approval, an amendment to our certificate of incorporation, substantially in the form of Appendix A, to increase our authorized shares of common stock from 100,000,000 to 200,000,000. The increase in our authorized shares of common stock will be effective upon filing of the amendment with the Secretary of State of Delaware, which we intend to do promptly following stockholder approval.

Outstanding Shares and Purpose of the Proposal

Under our certificate of incorporation, we are currently authorized to issue a maximum of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Our issued and outstanding securities, as of April 21, 2025, are as follows:

●	76,242,415 shares of common stock; and
●	10,367,990 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $12.41.

In addition, on September 3, 2024, we entered into a securities purchase agreement with Quanta Computer Inc. (“Quanta”), for the sale by the Company to Quanta of (i) $10,000,000 of the Company’s common stock, and up to (ii) $10,000,000 of the Company’s newly created Series B Convertible Preferred Stock.

The first closing under the Purchase Agreement, for the sale of 7,692,307 shares of common stock at a purchase price of $1.30 per share, occurred on September 13, 2024.

The second closing under the purchase agreement, for the sale of $5,000,000 of the Company’s Series B Convertible Preferred Stock, at a purchase price per share equal to the higher of (a) $13.00 or (b) ten times the volume-weighted average sale price of the common stock for the thirty trading days before the date on which the conditions for the second closing are met, will occur fifteen business days after the day on which closing conditions for such closing are met or waived, or such other date as may be agreed to between the Company and Quanta. The second closing will be subject to, among other closing conditions, the Waveguide Plate Production Capacity Rate (as defined under the Purchase Agreement) at the Company’s Rochester waveguide manufacturing plant being reasonably demonstrated to reach certain production levels and yields based on a Sampled run-rate basis (as defined in the Purchase Agreement).

The third closing under the Purchase Agreement, for the sale of $5,000,000 of the Company’s Series B Convertible Preferred Stock, at a purchase price per share equal to the higher of (a) $13.00 or (b) ten times the volume-weighted average sale price of the common stock for the thirty trading days before the date on which the conditions for the third closing are met, will occur fifteen business days after the day on which closing conditions for such closing are met or waived, or such other date as may be agreed to between the Company and Quanta. The third closing will be subject to, among other closing conditions, the Waveguide Plate Production Capacity Rate at the Company’s Rochester waveguide manufacturing plant being reasonably demonstrated to reach certain production levels and yields based on a Sampled run-rate basis.

The purchase agreement may be terminated by either party if the second closing has not occurred by September 3, 2025 (12 months from the date of the Purchase Agreement), or if the third closing has not occurred by March 3, 2026 (18 months from the date of the Purchase Agreement).

Each share of Series B Convertible Preferred Stock will be convertible, at the option of the holder, into ten shares of common stock, subject to adjustment for stock splits, stock dividends, and similar transactions.

As of April 21, 2025, of the Company’s 100,000,000 authorized shares of common stock, the Company has 5,697,288 shares of unallocated common stock remaining available for issuance, or a maximum of 5.7% available for future dilution, (after reserving for all outstanding stock options and shares potentially issuable to Quanta upon conversion of the Series B Preferred Stock issuable pursuant to our purchase agreement with Quanta). The Board of Directors believes that the increase in authorized shares of common stock will provide the Company greater flexibility with respect to the Company’s capital structure for additional equity financings and stock-based acquisitions in fulfillment of its growth aspirations.

Effects of the Increase in Authorized Common Stock

The additional shares of common stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of common stock. Although the authorization of additional shares will not, in and of itself, have any effect on the rights of any holder of our common stock, the future issuance of additional shares of common stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

At present, other than in connection with the possible conversion of outstanding options and convertible preferred stock issuable under our purchase agreement with Quanta (each at the option of their respective holders), and with respect to the grant of RSUs as set forth in Proposal 6, the Board of Directors has no other plans to issue the additional shares of common stock to be authorized under the amendment. However, it is possible that some of these additional shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the Company’s business or product lines through the acquisition of other businesses or products.

We could also use the additional shares of common stock that will become available to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the proposal to increase the authorized common stock has not been prompted by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that the amendment could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which stockholders of the Company might otherwise receive a premium for their shares over the then current market prices.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 5:

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATOIN TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK

PROPOSAL 6

APPROVAL OF GRANT OF 594,056 RSUS TO EXECUTIVE OFFICERS AND OTHER EMPLOYEES

AND CONCURRENT CANCELLATION OF 5,089,500 PREVIOUSLY GRANTED OPTIONS TO SUCH

OFFICERS AND OTHERS

On January 2, 2025, the Company granted 291,878 restricted stock units, or RSUs, to Paul Travers, the Company’s chief executive officer and 118,211 RSUs to Grant Russell, the Company’s chief financial officer. The RSUs were granted under the Company’s existing 2023 Equity Incentive Plan. The grant of the RSUs will be effective upon and subject to stockholder approval to be obtained at the Annual Meeting. Simultaneously with effectiveness of the RSUs, and subject to such stockholder approval, 3,010,000 unvested options previously granted on March 17, 2021 to Paul Travers and 1,625,000 unvested options previously granted to Grant Russell on March 17, 2021, all with an exercise price of $19.00, will be surrendered and terminated.

Subject to the foregoing, 50% of the RSUs will vest three years from the date of grant and the remaining 50% (which remaining amount may increase to up to 125% of such amount (or 62.5% of the aggregate initial amount)) will vest upon achievement of certain performance results within the next three years and not simply the passage of time.

The Company also granted to other management employees an aggregate of 183,967 RSUs with similar vesting terms and conditions (including stockholder approval, and termination of existing options granted on March 17, 2021, if applicable). A total of 454,500 options originally granted to these other management employees are being surrendered and terminated.

Subject to stockholder approval as set forth above, there will be an aggregate of 5,089,500 options that were granted on March 17, 2021 that will be surrendered and terminated and up to 594,056 new RSUs granted. We refer to the grant of the RSUs as our new Long Term Incentive Plan, or LTIP, and to the grant of the prior options as the original LTIP.

Because the Company believes the grant of the RSUs, and the concurrent cancellation of the existing options, may be deemed a “repricing” of existing options under Nasdaq rules, the Company is seeking stockholder approval in accordance with such Nasdaq rules which require stockholder approval for any such “repricing” of outstanding options.

The recipients of the new RSUs consist of our two executive officers, and four additional employees.

New Long Term Incentive Plan Benefits

The table below sets forth certain information regarding the proposed benefits to be received under the grant of the RSUs, based on a market value share price of $3.90 as December 31, 2024, to be approved under this Proposal 6.

Name and Position	Dollar Value ($)	Number of Units
Paul Travers (chief executive officer)	1,150,000	291,878
Grant Russell (chief financial officer)	465,750	118,211
Executive Group (2 persons)	1,615,750	410,089
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	724,832	183,967

The Company believes this new LTIP is better suited to the Company and its stockholders than the original LTIP. The original plan had three main objectives: (i) Strengthen incentives and create greater pay-for-performance alignment with stockholder value creation; (ii) Ensure senior leaderships’ continued service; and (iii) Spur the Co- Founders and Senior Management to achieve Vuzix’ aggressive strategic and financial objectives. With these objectives in mind, the Board implemented a 10-year performance award for its Co-Founders (Paul Travers and Grant Russell) and select other senior management team members were added to the program. This LTIP consisted exclusively of stock options with performance tranches that vest only if one of the various market capitalization milestones and/or certain operational milestones are achieved. The original LTIP consists of a 10-year grant of stock options and was designed to help ensure that Vuzix would be executing well on both a top-line and bottom-line basis with EBITBA margin milestones. This award was fully aligned with Vuzix’ long-term ambitions and the interests of its stockholders. The operational and market-based milestones behind the LTIP were not achieved, as they required market capitalization of >$10B, revenues over $1.5B, and EBITDA margins of 16% for full vesting of the plan. If successful, those outcomes would have created significant value for the Company’s stockholders.

The Company and the Board of Directors no longer believes that the original LTIP has successfully accomplished its original objectives, as the ability of the Company and management to achieve the performance and equity market capitalization targets is low, and thus the original LTIP does not provide appropriate incentives to the Co-Founders and Senior Management. Additionally, the cancellation of this program will save further large amounts of stock based compensation that would be needed upon the vesting of the all the options. That amount as of December 31, 2024 could be as high as $36.9 million and result in the issuance of 5,359,500 shares to those option holders. Under the proposed new LTIP, total stock compensation expense will be $2.3 million and result in the issuance of a maximum of 594,056 shares of common stock. This would result in a savings of approximately $34.6 million in future stock compensation expense and the issuance of 4,495,444 shares of common stock upon vesting.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 6:

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE GRANT OF RSUS TO OUR EXECUTIVE OFFICERS AND OTHER EMPLOYEES AND CONCURRENT CANCELLATION OF PREVIOSLY GRANTED OPTIONS TO SUCH OFFICERS AND OTHERS

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting, but if other matters properly come before the meeting, the persons named as proxies in the enclosed proxy will vote according to their best judgment. Stockholders are requested to vote by telephone or via the Internet, or date and sign the enclosed proxy and mail it promptly in the enclosed postage-paid envelope. Otherwise, your proxy will be voted for you.

By Order of the Board of Directors

/s/ Eric Black
Eric Black,
Corporate Secretary

Dated:	April 28, 2025
West Henrietta, New York

Appendix A

Form of Certificate of Amendment to Certificate of Incorporation

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

vuzix corporation

Vuzix Corporation (the “Corporation”), a Delaware corporation, does hereby certify that:

1. The first sentence of Article 4 of the amended and restated certificate of incorporation is hereby amended and restated in its entirety to read as follows:

The total number of shares of all classes of which the Corporation shall have authority to issue shall be 205,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

2. The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SCAN TO
VIEW MATERIALS & VOTE

VUZIX CORPORATION
25 HENDRIX ROAD
WEST HENRIETTA, NY 14586

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V72332-P32091

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VUZIX CORPORATION

The Board of Directors recommends a vote FOR ALL the named nominees as directors and FOR Proposals 2, 3, 5, and 6 and 1 YEAR for Proposal 4.

1. To elect five directors to serve until the 2026 Annual Meeting of Stockholders and until their successors have been duly elected and qualified.

Nominees:	For	Against	Abstain
1a. Paul Travers	☐	☐	☐
1b. Grant Russell	☐	☐	☐
1c. Edward Kay	☐	☐	☐
1d. Timothy Harned	☐	☐	☐
1e. Paula Whitten-Doolin	☐	☐	☐
2. To ratify the appointment of Freed Maxick, CPAs, P.C. as the Company's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐
3. To conduct a non-binding advisory vote on the compensation disclosed in the Proxy Statement of the Company's executive officers who are named in the Proxy Statement Summary Compensation Table.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
4. To conduct a non-binding advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: In their discretion, upon any other business that may properly come before the meeting or any adjournment thereof.

NOTE: Please sign EXACTLY as name(s) appear(s) on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V72333-P32091

Proxy – VUZIX CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD ON JUNE 17, 2025
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints PAUL TRAVERS and GRANT RUSSELL or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with the power to appoint his substitute, to represent and to vote all the shares of common stock of Vuzix Corporation (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held in person at the DoubleTree by Hilton,
1111 Jefferson Road, Rochester, NY 14623 on June 17, 2025, at 10:30 A.M. Eastern Time and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. **If no direction is made, this proxy will be voted FOR the election of the named nominees as directors and FOR Proposals 2, 3, 5, and 6 and 1 YEAR for Proposal 4.**

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT—This Proxy must be signed and dated)